Exhibit 12.1

                             TV GUIDE, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     NINE MONTHS ENDED SEPTEMBER 30,
                (amounts in thousands, except for ratios)
                               (unaudited)


                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                               1999        1998     1999       1998
                               ----        ----     ----       ----

Earnings Available for
  Fixed Charges:
    Income before income
      taxes and minority
      interest               $ 7,597    $ 33,267    $53,126   $124,122
    Interest and expense
      on indebtedness         12,334         352     30,687      1,286
    One-third of rental
      expense, net of
      sub-leasing income
      for operating
      leases                   2,121       1,457      5,848      4,234
                             -------    --------    -------   --------
                             $22,052    $ 35,076    $89,661   $129,642
                             =======    ========    =======   ========

Fixed Charges:
  Interest and expense
    on indebtedness          $12,334    $    352    $30,687   $  1,286
  One-third of rental
    expense, net of
    sub-leasing income
    for operating
    leases                     2,121       1,457      5,848      4,234
                             -------    --------    -------   --------
                             $14,455    $  1,809    $36,535   $  5,520
                             =======    ========    =======   ========

Ratio of earning to
  fixed charges                 1.53       19.39       2.45      23.49